Exhibit 4.5

FORM OF WARRANT TO PURCHASE PREFERRED STOCK

THIS WARRANT, THE SHARES OF PREFERRED STOCK ISSUED UPON ANY EXERCISE HEREOF AND THE SHARES OF COMMON STOCK ISSUED UPON CONVERSION OF SUCH SHARES OF PREFERRED STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

Warrant -No. [    ]

Issue Date: June 26, 2013

WARRANT TO PURCHASE

PREFERRED STOCK

OF

DICERNA PHARMACEUTICALS, INC.

(A DELAWARE CORPORATION)

Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that                      or its registered assigns (the “Holder”) is entitled, subject to the terms set forth below, to purchase from the Company, at any time before the earlier of (i) 5:00 p.m., Eastern Time, on June 26, 2018 and (ii) the conversion of all of the outstanding shares of preferred stock, par value $0.0001 per share, of the Company pursuant to the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time (the “Expiration Date”), the number of shares of New Stock (as defined in that certain Securities Purchase Agreement dated as of June 26, 2013, by and among the Company and the other parties named therein (the “Purchase Agreement”)) determined by dividing [insert number equal to 20% * (original principal amount of the Note)] by an exercise price per share equal to the New Stock Price (as defined in the Purchase Agreement), as adjusted in accordance with Section 2 hereof (the “Exercise Price”).

This Warrant to Purchase Preferred Stock (this “Warrant”) is one of a series of warrants (collectively, the “Warrants”) issued pursuant to the Purchase Agreement and is entitled to the benefits of the Purchase Agreement. The terms of the Warrants (including this Warrant) are and will be identical except as to the name of the Holder thereof, the number of shares of New Stock purchasable by such holder (which shall vary based on the original principal amount of Notes) and the date of issuance thereof. Except as to those terms otherwise defined in this Warrant, all capitalized terms used in this Warrant shall have the respective meanings ascribed to them in the Purchase Agreement.

1. Exercise.

1.1. Manner of Exercise; Payment in Cash. This Warrant may be exercised by the Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A (the “Purchase Form”) duly executed by the Holder, at the principal office of the Company, or at such other place as the Company may designate, accompanied by payment in cash in full of the Exercise Price payable in respect of the number of shares of New Stock purchased upon such exercise. Payment of the Exercise Price pursuant to this Section 1.1 shall be by wire transfer of immediately available funds or by certified or official bank check payable to the order of the Company.

1.2. Effectiveness. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1.1 above. At such time, the person or persons in whose name or names any certificates for New Stock shall be issuable upon such exercise as provided in Section 1.3 below shall be deemed to have become the holder or holders of record of the New Stock represented by such certificates.

1.3. Delivery of Certificates. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten (10) business days thereafter, the Company at its sole expense will cause to be issued in the name of, and delivered to, the Holder, or, subject to the terms and conditions hereof, as such Holder may direct:

(a) a certificate or certificates for the number of full shares of New Stock to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount determined pursuant to Section 1.4 hereof, and

(b) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of New Stock (without giving effect to any adjustment therein) equal to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Holder upon such exercise as provided in Section 1.1 above.

1.4. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay to the Holder hereof in cash on the basis of the fair market value of a share of such New Stock determined pursuant to Section 1.5(c) herein.

1.5. Net Issuance.

(a) Net Issuance. In addition to and without limiting the rights of the Holder under Section 1.1 above, the Holder shall have the right to exercise this Warrant or any portion thereof (the “Net Issuance Right”), when exercisable, into shares of New Stock as provided in this Section 1.5. Upon exercise of the Net Issuance Right with respect to a particular number of shares subject to this Warrant set forth in the Purchase Form pursuant to Section 1.5(b) hereof

(the “Net Issuance Shares”), the Company shall deliver to the Holder, in lieu of payment by the Holder of the Exercise Price in cash pursuant to Section 1.1 hereof, that number of shares of fully paid and nonassessable New Stock equal to the quotient obtained by dividing (X) the value of this Warrant (or the specified portion hereof) on the Net Issuance Date (as defined in subsection (b) hereof), which value shall be determined by subtracting (A) the aggregate Exercise Price of the Net Issuance Shares immediately prior to the exercise of the Net Issuance Right from (B) the aggregate fair market value of the Net Issuance Shares issuable upon exercise of this Warrant (or the specified portion hereof) on the Net Issuance Date by (Y) the fair market value of one share of New Stock on the Net Issuance Date for which the Warrant is exercised (the “FMV”).

Expressed as a formula, the number of shares of New Stock upon exercise of the New Issuance Right shall be computed as follows:

N	=	B-A
Y

where:	N	=	the number of shares of New Stock to be issued to Holder

	Y	=	FMV

	A	=	the aggregate Warrant Price (Net Issuance Shares × Exercise Price)

	B	=	the aggregate FMV (i.e., FMV × Net Issuance Shares)

No fractional shares shall be issuable upon exercise of the Net Issuance Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share as of the Net Issuance Date determined pursuant to Section 1.5(c) herein.

(b) Method of Exercise. The Net Issuance Right shall be exercised by the Holder by the surrender of this Warrant, when exercisable, at the principal office of the Company together with the Purchase Form duly completed and executed and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 1.5(a) hereof as the Net Issuance Shares) in exercise of the Net Issuance Right. Such exercise shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Net Issuance Date”), and, at the election of the Holder hereof, may be made contingent upon the occurrence of any of the events specified in Section 2. Certificates for the shares issuable upon exercise of the Net Issuance Right and, if applicable, a new Warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Net Issuance Date and shall be delivered to the Holder within thirty (30) days following the Net Issuance Date.

(c) Determination of Fair Market Value. For purposes of this Section 1.5, “fair market value” of a share of New Stock as of a particular date (the “Determination Date”) shall be determined as follows.

(i) If the Net Issuance Right is exercised in connection with an Initial Public Offering and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the Securities and Exchange Commission, then the fair market value of a share of New Stock shall be the product of (x) the initial “Price to Public” of a share of common stock, par value $0.0001 per share, of the Company (“Common Stock”) specified in the final prospectus with respect to such offering multiplied by (y) the number of shares of Common Stock into which each share of New Stock is convertible at the time of such exercise.

(ii) If the Net Issuance Right is not exercised in connection with and contingent upon a public offering of Common Stock and:

(1)	if Common Stock is traded on a securities exchange, the fair market value of New Stock shall equal the product of (x) the average of the closing prices of the Common Stock on such exchange over the five-day period ending one business day prior to the Determination Date or, if less, such number of days as the Common Stock has been traded on such exchange, multiplied by (y) the number of shares of Common Stock into which each share of New Stock is convertible at the time of such exercise;

(2)	if Common Stock is traded over the counter, the fair market value of the Common Stock shall equal the product of (x) the average of the closing bid prices of the Common Stock over the five-day period ending one business day prior to the Determination Date or, if less, such number of days as the Common Stock has been traded over-the-counter, multiplied by (y) the number of shares of Common Stock into which each share of New Stock is convertible at the time of such exercise; and

(3)	if Common Stock is not traded on any securities exchange or over the counter, the fair market value of a share of New Stock shall be determined in good faith by the Board of Directors of the Company.

2. Certain Adjustments.

2.1. Changes in New Stock. If the Company shall (i) combine the outstanding shares of New Stock into a lesser number of shares, (ii) subdivide the outstanding shares of New Stock into a greater number of shares, or (iii) issue additional shares of New Stock as a dividend or other distribution with respect to New Stock, the number of shares of New Stock to be issued pursuant to the terms of this Warrant shall be equal to the number of shares which the Holder would have been entitled to receive after the happening of any of the events described above if such shares had been issued immediately prior to the happening of such event, such adjustment to become effective concurrently with the effectiveness of such event. The Exercise Price in effect immediately prior to any such combination of New Stock shall, upon the effectiveness of such combination, be proportionately increased. The Exercise Price in effect immediately prior to any such subdivision of New Stock or at the record date of such dividend shall upon the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced.

2.2. Reorganizations and Reclassifications. If there shall occur any capital reorganization or reclassification of New Stock (other than a change in par value or a subdivision or combination as provided for in Section 2.1), then, as part of any such reorganization or reclassification, lawful provision shall be made so that the Holder shall have the right thereafter to receive upon the exercise hereof the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization or reclassification, such Holder had held the number of shares of New Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder such that the provisions set forth in this Section 2 (including provisions with respect to adjustment of the Exercise Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

2.3. Merger, Consolidation or Sale of Assets. Subject to the provisions of this Section 2, if there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had exercised its rights pursuant to the Warrant immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2 to the end that the provisions of this Section 2 shall be applicable after that event in as nearly equivalent a manner as may be practicable.

2.4. Conversion. If all of the outstanding shares of preferred stock, par value $0.0001 per share, of the Company are redeemed or converted into shares of Common Stock, this Warrant shall automatically become exercisable solely for the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the shares of New Stock received thereupon had been simultaneously converted into shares of Common Stock, in each case immediately prior to such redemption or conversion. Appropriate provisions shall be made with respect to the rights of the Holder so that the terms hereof shall thereafter be applicable to shares of Common Stock deliverable upon exercise hereof, and appropriate adjustments shall also be made to the Exercise Price, provided that the aggregate Exercise Price payable for the total number of shares of Common Stock purchasable under this Warrant (as adjusted) shall equal the aggregate Exercise Price payable for shares of New Stock under this Warrant on its Issue Date set forth above.

2.5. Statement of Adjustment. Whenever the Exercise Price or New Stock to be issued hereunder shall be adjusted as provided in this Section 2, the Company shall forthwith file with the Secretary of the Company or at such other place as shall be designated by the Company, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment, the Exercise Price in effect before and after such adjustment and the kind and amount of shares of capital stock, securities or other property thereafter to be received upon the exercise of this Warrant. The Company shall also cause a copy of such statement to be sent in the manner specified in Section 7.04 of the Purchase Agreement to the Holder.

2.6. Taxes. The Company shall pay all documentary, stamp or other transactional taxes, but excluding any income or withholding taxes, attributable to the issuance or delivery of shares of capital stock of the Company upon the exercise or conversion of this Warrant.

3. Reservation of Stock. The Company will, immediately prior to the closing of the Qualified Financing, reserve and keep available such shares of New Stock necessary for full exercise hereof.

4. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

5. Transferability. The Holder may not assign, pledge, dispose of or otherwise transfer this Warrant or any rights hereunder without the prior written consent of the Company; provided, however, that subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable in whole or in part by the Holder that is a partnership, corporation, trust, joint venture, unincorporated organization or other entity to an Affiliate upon written notice to the Company. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants.

6. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the Warrant against impairment due to such event. Without limiting the generality of the foregoing, the Company (a) will, subject to Section 3 hereof, take all action that may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock, free from all taxes, liens and charges with respect to the issue thereof, on the exercise of all of the Warrants from time to time outstanding, and (b) will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all the terms of this Warrant.

7. Notices. All notices, requests and other communications hereunder shall be made pursuant to the provisions of Section 7.04 of the Purchase Agreement.

8. Waivers and Modifications. Any term or provision of this Warrant may be amended or modified, and any term or provision hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Purchaser Majority, provided, however, that this Warrant may not be amended or modified and no provision hereof may be waived without the written consent of the Holder hereof if such amendment or waiver would adversely and prejudicially affect the rights of such Holder in a manner different than the holders of the other Warrants. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Any amendment or waiver effected in accordance with this Section 8 shall be binding upon the Company, the Holder and any future holder of this Warrant.

9. Headings. The headings in this Warrant are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Warrant.

10. Governing Law. This Warrant will be governed by and construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

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IN WITNESS WHEREOF, Dicerna Pharmaceuticals, Inc. caused this Warrant to be executed by an officer thereunto duly authorized.

DICERNA PHARMACEUTICALS, INC.

By:
Name:	Douglas Fambrough
Title:	Chief Executive Officer

EXHIBIT A

PURCHASE FORM

To:	DICERNA PHARMACEUTICALS, INC.

480 Arsenal Street

Building 1, Suite 120

Watertown MA 02472

Attn: CEO

The undersigned pursuant to the provisions set forth in the attached Warrant (No.-    ), hereby irrevocably elects to (check one):

(A) purchase shares of New Stock covered by such Warrant and herewith makes payment of $ , representing the full exercise price for such shares at the price per share provided for in such Warrant; or

(B) exercise such Warrant for shares of New Stock by tendering such Warrant with respect to Net Issuance Shares determined pursuant to the provisions of Section 1.5 of the Warrant.

The shares of New Stock for which the Warrant may be exercised shall be known herein as the “Warrant Stock.”

The undersigned is aware that the Warrant Stock and shares of Common Stock issuable upon conversion of any Warrant Stock (the “Conversion Shares” and together with the Warrant Stock, the “Securities”) have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The undersigned understands that reliance by the Company on exemptions under the Securities Act is predicated in part upon the truth and accuracy of the statements of the undersigned in this Purchase Form.

The undersigned represents and warrants that (1) it has been furnished with all information which it deems necessary to evaluate the merits and risks of the purchase of the Securities, (2) it has had the opportunity to ask questions concerning the Securities and the Company and all questions posed have been answered to its satisfaction, (3) it has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Securities and the Company and (4) it has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing the Securities and to make an informed investment decision relating thereto.

The undersigned hereby represents and warrant that it is purchasing the Securities for its own account for investment and not with a view to the sale or distribution of all or any part of the Securities.

The undersigned understands that because the Securities have not been registered under the Securities Act, it must continue to bear the economic risk of the investment for an indefinite period of time and the Securities cannot be sold unless they are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available.

Exhibit A-1

The undersigned agrees that it will in no event sell or distribute or otherwise dispose of all or any part of the Securities unless (1) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Securities, or (2) the Company receives an opinion satisfactory to the Company of the undersigned’s legal counsel stating that such transaction is exempt from registration. The undersigned consents to the placing of a legend on its certificate for the Warrant Stock or the Conversion Shares, as the case may be, stating that such Securities have not been registered and setting forth the restriction on transfer contemplated hereby, and to the placing of a stop transfer order on the books of the Company and with any transfer agents against such Securities until such Securities may be legally resold or distributed without restriction.

The undersigned has considered the federal and state income tax implications of the exercise of the Warrant and the purchase and subsequent sale of the Securities.

Dated:

Exhibit A-2